Exhibit 99.1

HCM Acquisition Corp Announces Pricing of $250 Million Initial Public Offering

STAMFORD, CT (January 20, 2022) – HCM Acquisition Corp (the “Company”), a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, announced today that it has priced its initial public offering of 25,000,000 units at $10.00 per unit. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and will begin trading tomorrow, Friday, January 21, 2022, under the ticker symbol “HCMAU.” Each whole warrant is exercisable to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols “HCMA” and “HCMAW,” respectively.

Cantor Fitzgerald & Co. is acting as sole bookrunner for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The Company intends to focus on identifying businesses which provide disruptive technology or innovations within the financial services industry. The Company’s efforts will be focused on acquiring established businesses that it believes are fundamentally sound, but in need of assistance to maximize their potential value. The Company is led by Shawn Matthews, Chairman and Chief Executive Officer; and James Bond, President and Chief Financial Officer.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from: Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

A registration statement relating to the securities was filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on January 20, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement filed with the SEC and the preliminary prospectus included therein. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About HCM Acquisition Corp

HCM Acquisition Corp is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on identifying businesses which provide disruptive technology or innovations within the financial services industry. The Company’s efforts will be focused on acquiring established businesses that it believes are fundamentally sound, but in need of assistance to maximize their potential value.

Media Contact:
James Bond
jbond@hondiuscapital.com